(h)(8)(B)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Classes
Name of Fund(1)	Adviser	Institutional	Service	Service 2

VY® BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2016	1.23%	0.63%	0.88%	N/A

VY® Clarion Real Estate Portfolio Initial Term Expires May 1, 2016	1.44%	0.84%	1.09%	1.24%

VY® DFA World Equity Portfolio(2) Term Expires May 1, 2017	1.05%	0.45%	0.70%	N/A

VY® Franklin Income Portfolio Initial Term Expires May 1, 2016	1.39%	0.79%	1.04%	1.19%

VY® Franklin Templeton Founding Strategy Portfolio(2) Term Expires May 1, 2017	0.74%	0.14%	0.39%	N/A

Total Expense Limit including expenses of the underlying investment companies	1.50%	0.90%	1.15%	N/A

Voya Large Cap Value Portfolio Term Expires May 1, 2017	1.29%	0.69%	0.94%	1.09%

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)         The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

	Classes
Name of Fund(1)	Adviser	Institutional	Service	Service 2

VY® T. Rowe Price International Stock Portfolio Initial Term Expires May 1, 2016	1.40%	0.80%	1.05%	N/A

HE
HE

Effective Date:  May 1, 2016 in connection with the proposed mergers of VY® DFA World Equity Portfolio into Voya Global Value Advantage Portfolio, VY® Franklin Mutual Shares Portfolio into Voya Large Cap Value Portfolio, and VY® Franklin Templeton Founding Strategy Portfolio into Voya Solution Moderately Aggressive Portfolio.

(1)         This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)         The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.